January 10, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: APPLIED SPECTRUM TECHNOLOGIES, INC.

Ladies and Gentlemen:

We have read the statements made by APPLIED SPECTRUM TECHNOLOGIES, INC. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Rotenberg & Co. LLP
ROTENBERG & CO. LLP